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                                                                      EXHIBIT 11

                                  Schawk, Inc.

  Computation of Net (Loss) Income Per Common and Common Equivalent Share and
          Pro Forma Net Income Per Common and Common Equivalent Share
           Adjusted for Merger, Purchase Accounting and Income Taxes
                    (In Thousands, Except Per Share Amounts)


                                                      Year Ended December 31,
                                                                      (Pro forma)
                                                      1996        1995        1994
PRIMARY:                                           --------------------------------
Average number of shares used to compute
primary  earnings per share                          19,469     19,138        7,330
Common stock issuable upon assumed conversion
of stock option exercises                                76         65          247
Shares issued in share exchange                          --         --       16,245
Shares cancelled in share exchange                       --         --       (4,279)
                                                   --------------------------------
Total                                                19,545     19,203       19,543
                                                   --------------------------------
Net (loss) income available for common stock       $(26,234)    $5,576           --
Pro forma net income adjusted for merger,
purchase accounting and income taxes                     --         --      $12,585
                                                   --------------------------------
Primary earnings per share                         $  (1.34)    $ 0.29           --
Pro forma primary earnings per share adjusted
for merger, purchase accounting and income
taxes                                                    --         --      $  0.64
                                                   --------------------------------
FULLY DILUTED (1):
Average number of shares used to compute fully
diluted earnings per share                           19,469     19,138        7,330
Common stock issuable upon assumed conversion
of stock option exercises                               123         65          279
Shares issued in share exchange                          --         --       16,245
Shares cancelled in share exchange                       --         --       (4,279)
                                                   --------------------------------
Total                                                19,592     19,203       19,575
                                                   --------------------------------
Net income available for common stock              $(26,234)    $5,576           --
Pro forma net income adjusted for merger,
purchase accounting and income taxes                     --         --      $12,585
                                                   --------------------------------
Fully diluted earnings per share                   $ (1.34)     $ 0.29           --
Pro forma fully diluted earnings per share
adjusted for merger, purchase accounting and
income taxes                                             --         --       $ 0.64
                                                   --------------------------------

(1) This calculation is submitted in accordance with Regulation S-K item 601(b) (11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces a fully diluted earnings per share within 3% of primary earnings per share.